CUSIP No. 5224477106                                           Page 1 of 7 Pages


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                              (Original Filing)(1)

                             Leesport Financial Corp


--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock


--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   5224477106


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                                 (CUSIP Number)

                                  July 24, 2003


--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         -----
               Rule 13d-1(b)
         -----

         -----
           x   Rule 13d-1(c)
         -----

         -----
               Rule 13d-1(d)
         -----


--------
1 The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the NOTES).


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CUSIP No. 5224477106                                           Page 2 of 7 Pages


--------------------------------------------------------------------------------
1             NAMES OF REPORTING PERSONS.
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Mendon Capital Advisors Corp.
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (SEE INSTRUCTIONS)

              (a)  [  ]

              (b)  [  ]
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
3             SEC USE ONLY


------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- ------------------------------------------------------------------
------------------------------ --------- ---------------------------------------
      NUMBER OF SHARES         5         SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
    REPORTING PERSON WITH                184,500 shares
------------------------------ --------- ---------------------------------------
------------------------------ --------- ---------------------------------------
                               6         SHARED VOTING POWER

                                         Not Applicable
------------------------------ --------- ---------------------------------------
------------------------------ --------- ---------------------------------------
                               7         SOLE DISPOSITIVE POWER

                                         184,500 shares
------------------------------ --------- ---------------------------------------
------------------------------ --------- ---------------------------------------
                               8         SHARED DISPOSITIVE POWER

                                         Not Applicable
------------------------------ --------- ---------------------------------------
------------- ------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              184,500 shares
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

              Not Applicable
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.46%
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING (SEE INSTRUCTIONS)

              CO, IA
------------- ------------------------------------------------------------------


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CUSIP No. 5224477106                                           Page 3 of 7 Pages

------------- ------------------------------------------------------------------
1             NAMES OF REPORTING PERSONS.
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Anton V. Schutz
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (SEE INSTRUCTIONS)

              (a)  [  ]

              (b)  [  ]
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
3             SEC USE ONLY


------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.
------------- ------------------------------------------------------------------
------------------------------ --------- ---------------------------------------
      NUMBER OF SHARES         5         SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
    REPORTING PERSON WITH                184,500 shares
------------------------------ --------- ---------------------------------------
------------------------------ --------- ---------------------------------------
                               6         SHARED VOTING POWER

                                         Not Applicable
------------------------------ --------- ---------------------------------------
------------------------------ --------- ---------------------------------------
                               7         SOLE DISPOSITIVE POWER

                                         184,500 shares
------------------------------ --------- ---------------------------------------
------------------------------ --------- ---------------------------------------
                               8         SHARED DISPOSITIVE POWER

                                         Not Applicable
------------------------------ --------- ---------------------------------------
------------- ------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              184,500  shares
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

              Not Applicable
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              5.46%
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING (SEE INSTRUCTIONS)

              IN
------------- ------------------------------------------------------------------



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CUSIP No. 5224477106                                           Page 4 of 7 Pages

ITEM 1(A).       NAME OF ISSUER:

                 Leesport Financial Corp

ITEM 1(B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 1240 Broadcasting Road
                 Wyomissing, Pennsylvania 19610

ITEM 2(A).       NAME OF PERSON(S) FILING:

                 Mendon Capital Advisors Corp.
                 Anton V. Schutz

ITEM 2(B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 Each of the above reporting persons have their business address at:

                                1117 Cheese Factory Road
                                Honeyone Falls, NY 14472

ITEM 2(C).       CITIZENSHIP:

                 Mendon Capital Advisors Corp. is organized under the laws of Delaware.
                 Anton V. Schutz is a United States Citizen.

ITEM 2(D).       TITLE OF CLASS OF SECURITIES:

                 Common Stock

ITEM 2(E).       CUSIP NUMBER:

                 CUSIP No. 5224477106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                 ------------

                 Not Applicable

ITEM 4.          OWNERSHIP

                 Mendon Capital Advisors Corp., in its capacity as an investment adviser, has the sole right to vote and dispose of the shares of common stock of Leesport Financial Corp. Anton V. Schutz is the sole shareholder and President of Mendon Capital Advisors Corp.

                 (a.) Amount beneficially owned by:

                             Mendon Capital Advisors Corp.:       184,500 shares
                             Anton V. Schutz:                     184,500 shares

                 (b.) Percent of class owned by:

                             Mendon Capital Advisors Corp.:            5.46%
                             Anton V. Schutz:                          5.46%


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CUSIP No. 5224477106                                           Page 4 of 7 Pages

                 (c.) Number of shares as to which the person has:

                             1. Sole power to vote or to direct the vote:

                                  Mendon Capital Advisors Corp.:  184,500 shares
                                  Anton V. Schutz:                184,500 shares

                             2. Shared power to vote or to direct the vote:

                                  Not Applicable

                             3. Sole power to dispose of or direct the
                                disposition of:

                                  Mendon Capital Advisors Corp.:  184,500 shares
                                  Anton V. Schutz:                184,500 shares

                             4. Shared power to dispose or to direct the
                                disposition of:

                                  Not Applicable

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
-------          ---------------------------------------------

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                 ANOTHER PERSON:
-------          ------------------------------------------------

                 Not Applicable

ITEM 7.          IDENTIFICATION AND CLASSIFICATION OF THE
                 SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
                 PARENT HOLDING COMPANY:
-------          ---------------------------------------------------------------


                 Not Applicable

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
-------          ----------------------------------------------------------

                 Not Applicable

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP:
-------          -------------------------------

                 Not Applicable

ITEM 10.         CERTIFICATION:
--------         --------------

                 By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.




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CUSIP No. 5224477106                                           Page 5 of 7 Pages


                                    SIGNATURE

           After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

           EXECUTED as a sealed instrument this 30th day of July, 2003.

                                            Mendon Capital Advisors Corp.


                                            By:       /S/ ANTON V. SCHUTZ
                                                      --------------------------
                                                      By:  Anton V. Schutz
                                                      Its: President



                                            /S/ ANTON V. SCHUTZ
                                            -------------------
                                               Anton V. Schutz





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CUSIP No. 5224477106                                           Page 7 of 7 Pages
                                                                    EXHIBIT 1



                                    AGREEMENT

           After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Leesport Financial Corp.

           EXECUTED as a sealed instrument this 30th day of July, 2003.

                                         Mendon Capital Advisors Corp.


                                         By:       /S/ ANTON V. SCHUTZ
                                                   -----------------------------
                                                   By:        Anton V. Schutz
                                                   Its:       President



                                         /S/ ANTON V. SCHUTZ
                                         -------------------
                                            Anton V. Schutz




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